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                                                                      EXHIBIT 11
                     INTERNATIONAL IMAGING MATERIALS, INC.

              CALCULATION OF NET INCOME PER SHARE OF COMMON STOCK
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

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


                                                                         Fiscal Year Ended March 31
                                                                         --------------------------
                                                                           1994     1995     1996
                                                                         --------  -------  -------

Net income                                                                 $5,668   $9,970   $9,903
     Adjustment to net income - reduction of interest expense, net of
         tax, resulting from the modified treasury stock method                19      ---      ---
                                                                           ------   ------   ------
            Adjusted net income                                            $5,687   $9,970   $9,903
                                                                           ------   ------   ------

Weighted average shares outstanding                                         7,248    8,326    8,750
Common stock equivalents for restricted stock, stock options
    and warrants                                                              817      767      474
                                                                           ------   ------   ------
     Weighted average common shares outstanding as adjusted                 8,065    9,093    9,224
                                                                           ------   ------   ------
     Net income per share of common stock                                    $.71    $1.10   $ 1.07
                                                                           ------   ------   ------

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